Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Orchid BioSciences, Inc.
(609) 750-2200
Andrew P. Savadelis
Chief Financial Officer
Tracy J. Henrikson
Director, Corporate Communications

ORCHID BIOSCIENCES, INC. REPORTS

STRONG FIRST QUARTER 2003 FINANCIAL RESULTS

PRINCETON, N.J., May 8, 2003 – Orchid BioSciences, Inc. (Nasdaq: ORCH), the leader in profiling genetic uniqueness, today reported financial results for the three months ended March 31, 2003.

For the first quarter of 2003, total revenues were $12.7 million, up from $11.7 million for the same period in 2002, an increase of 9%. Service revenues for the first quarter of 2003 were $12.5 million, up from $10.2 million from the same period in 2002, an increase of $2.4 million or 23%. This increase is primarily from growth in Orchid’s forensic, paternity and public health genoprofiling service businesses. The results of continuing operations for both 2003 and 2002 exclude the revenues and operating expenses of the Company’s discontinued Orchid Diagnostics business unit, which it is currently seeking to divest. Revenues attributed to Orchid Diagnostics were $2.7 million and $4.1 million during the first quarter of 2003 and 2002, respectively. Product and other revenues were $0.2 million for the first quarter of 2003, down from $1.5 million for the comparable period in 2002. The decline in product and other revenues was due to the sale of the O rchid Life Sciences product business in the fourth quarter of 2002 and a decline in licensing revenue compared to 2002.

Orchid reported a loss from continuing operations of $4.1 million, or $0.09 per share allocable to common stockholders for the first quarter of 2003, compared to $11.0 million, or $0.22 per share, for the comparable period in 2002. The Company reported a loss from the Orchid Diagnostics discontinued operations of $0.2 million, or $0.00 per share, for the first quarter of 2003. Orchid reported a net loss allocable to common stockholders of $5.0 million, or $0.09 per share, for the first quarter of 2003, compared to $10.5 million, or $0.21 per share, for the comparable period in 2002. Included in the reported loss from continuing operations per share allocable to common stockholders and the net loss allocable to common stockholders and related per share information is a beneficial conversion feature with respect to the $16 million financing, which was consummated on March 31, 2003, of $0.7 million.

At March 31, 2003, cash and cash equivalents, including the short and long-term portion of restricted cash, totaled $15.8 million. In addition, Orchid had a stock subscription receivable of $7.5 million which was converted to cash shortly after the quarter end. The Company also has continuing access to its $10.0 million working capital credit line.

“During the first quarter, we continued to achieve robust revenue growth in our core identity genomics testing services in the forensic, paternity and public health segments where we have a leading market position,” said George Poste, D.V.M., Ph.D., chairman of Orchid. “Additionally, we have made substantial progress in our ongoing efforts to reduce operating expenses and strengthen our balance sheet. Our recent $16 million financing was a significant step in Orchid’s successful implementation of a number of important strategic, operational and financial actions over the past several months. I look forward to reporting our progress on recruiting a chief executive officer as well as the divestiture of our Orchid Diagnostics business in the near future.”

“We are particularly pleased that our reported financial results for the first quarter are demonstrating our success in growing revenues at the same time that we are achieving operating efficiencies and further reducing costs,” said Andrew Savadelis, senior vice president of finance and chief financial officer of Orchid. “Compared to the first quarter of last year, we increased revenues by 23 percent in our genoprofiling services businesses, significantly improved our gross margins and dramatically decreased our net loss. These strong results further bolster our confidence and belief that we are on track to grow our core business revenues by 20 to 30 percent, to $50 million to $55 million, for the full year and to meet our expectation that we will achieve operating profitability in the fourth quarter.”

Recent Developments

Orchid announced yesterday that it is the first company to receive approval from the American Association of Blood Banks to use SNPs as stand-alone genetic markers for paternity testing. The company is implementing its SNP technology to help further decrease costs and improve margins in its paternity testing operations, and expects to deploy the technology before the end of the year.

Last week, Orchid was one of several companies that was awarded a blanket purchase agreement from the National Institute of Justice, a federal government agency, to conduct the DNA analyses needed to process the growing backlog of convicted felon evidence that has not yet been entered into state criminal DNA databases.  Firms certified under this agreement can compete for individual contracts up to a maximum of $25 million over the next year.

On April 15, Orchid’s stockholders approved the authorization of a reverse split of the Company’s common stock, authorizing the Board of Directors to implement a reverse split of the issued and outstanding shares of Orchid’s common stock. Orchid’s Board of Directors can implement a reverse stock split ranging from 1-for-3 shares to 1-for-7 shares prior to the Company’s Annual Meeting of Shareholders, which is scheduled to be held on June 12, 2003.

On March 31, Orchid consummated a $16 million private financing with BayStar Capital, SDS Capital Partners and other institutional investors. Orchid issued 1,675 shares of newly issued redeemable convertible preferred stock, with each preferred share convertible into approximately 22,222 shares of its common stock. Each preferred share in the proposed offering has a purchase price of $10,000 and includes a warrant to purchase approximately 6,667 shares of Orchid’s common stock. The preferred shares and warrants are convertible into common stock at a per share conversion price of $0.45.

Orchid received a notice from Nasdaq in January 2003 indicating that the Company failed to comply with the $1.00 minimum bid price required for continued listing by Marketplace Rule 4450(a)(5) and that its common stock was subject to delisting from the Nasdaq National Market. Orchid subsequently made a formal appeal to maintain the Company’s listing on the Nasdaq National Market and a hearing was held before a Nasdaq Listing Qualifications Panel in February 2003. The Listing Qualifications Panel determined in March 2003 that it will continue to list the Company’s common stock on the Nasdaq National Market through June 24, 2003. This additional 90-day period provides Orchid with an opportunity to continue to make progress in strengthening its business and its financial position and to implement the reverse stock split authorized by its stockholders, in order to regain compliance with the $1.00 minimum bid price requirement.

Conference Call Information
A conference call with Orchid management will be held on Thursday, May 8, 2003 at 10:00 am ET. To listen to the conference call, please dial 1-973-694-6836 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com.

About Orchid BioSciences
Orchid BioSciences is the leading provider of services and products for profiling genetic uniqueness. Orchid’s interlocking strategic business units address distinctive markets that together represent a unique balance of established, predictable growth, such as forensic and paternity DNA testing, and large upside potential, like pharmacogenetics-based personalized healthcare. All leverage Orchid’s network of accredited genotyping laboratories, its leading technologies and its expertise in genetic analysis. Orchid provides identity genomics testing for forensics and paternity through Orchid Cellmark and Orchid GeneScreen, and also provides public health genotyping services. Orchid GeneShield is developing pharmacogenetics-based programs designed to accelerate the adoption of personalized healthcare. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding its belief that it is on track to grow our core business revenues by 20 to 30 percent, to $50 million to $55 million, for the full year and to meet Orchid’s expectation that it will achieve operating profitability in the fourth quarter and its expectation that it will deploy the technology before the end of the year. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation, Orchid’s ability to obtain additional financing and Orchid’s listing on the Nasdaq National Market;. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Orchid BioSciences, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2003	2002

Revenue
Product revenue	$—	$723
Service revenue	12,541	10,189
Other revenue	197	789

Total revenues	12,738	11,701

Operating Expenses
Cost of product revenue	—	248
Cost of service revenue	6,997	6,490
Research and development	1,115	5,422
Marketing and sales	1,868	2,164
General and administrative	5,569	7,957
Amortization of deferred compensation	481	602
Amortization of intangible assets	455	746

Total operating expenses	16,485	23,629

Operating loss	(3,747)	(11,928)

Other income/(expense)	10	3

Loss from continuing operations before income taxes	(3,737)	(11,925)

Income tax benefit/(expense)	(344)	894

Loss from continuing operations	(4,081)	(11,031)

Discontinued operations:
Income/(loss) from operations of a business component held for sale	(199)	514

Net loss	$(4,280)	$(10,517)

Beneficial conversion feature of preferred stock	(744)	—

Net loss allocable to common stockholders	$(5,024)	$(10,517)

Weighted average shares outstanding	55,739	49,418

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.09)	$(0.22)

Basic and diluted loss per share from discontinued operations	$(0.00)	$0.01

Basic and diluted net loss per share allocable to common stockholders	$(0.09)	$(0.21)

Orchid BioSciences, Inc.
Condensed Consolidated Balance Sheets (in 000s)
(unaudited)

Assets:	March 31, 2003	December 31, 2002
Current Assets
Cash and cash equivalents	$12,433	$9,985
Restricted cash	1,522	1,522
Stock subscription receivable	7,450	—
Accounts receivable, net	10,527	10,716
Inventory	1,190	944
Prepaid and other current assets	1,167	1,623
Assets of a business component held for sale	10,594	10,497

Total current assets	44,883	35,287

Fixed assets, net	12,298	13,244

Other assets
Goodwill, net	3,048	3,072
Intangible assets, net	16,098	16,585
Restricted cash	1,863	1,863
Other assets	1,253	383

Total other assets	22,262	21,903

Total assets	$79,443	$70,434

Liabilities and Stockholders' Equity:

Current liabilities	$21,249	25,234
Liabilities of a business component held for sale	2,643	2,497

Total current liabilities	23,892	27,731

Long Term Liabilities
Long term debt	2,098	2,299
Other liabilities	1,667	1,711

Total long term liabilities	3,765	4,010

Redeemable Convertible Preferred Stock (a)	13,847	—
		—

Total stockholders' equity	37,939	38,693

Total liabilities and stockholders' equity	$79,443	$70,434

(a)	1,675 units issued and outstanding as of March 31, 2003 with a stated value of $10,000 per unit. Each unit is redeemable upon certain events at 125% of the stated value, or $12,500 per unit.